                                                                    EXHIBIT 11.2

                     PEDIATRIC SERVICES OF AMERICA, INC.

                       COMPUTATION OF EARNINGS PER SHARE

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
                                               SIX MONTHS ENDED MARCH 31,
                                    ----------------------------------------------
                                             BASIC                 DILUTED
                                    ----------------------  ----------------------
                                        1998       1997        1998        1997
                                    ----------  ----------  ----------  ----------
Weighted average common stock
 outstanding during the period...    6,641,052   6,252,834   6,641,052   6,252,834
Options..........................            0           0     182,126     181,617
Effect upon weighted average of
 shares issued in acquisitions...      147,997           0     147,997           0
                                    ----------  ----------  ----------  ----------
Total............................    6,789,049   6,252,834   6,971,175   6,434,451
                                    ==========  ==========  ==========  ==========

Net income attributable to common
 and common equivalent shares:
   Net income....................   $4,255,997  $3,389,446  $4,255,997  $3,389,446
                                    ==========  ==========  ==========  ==========
Net income per common and common
 equivalent share................   $     0.63  $     0.54  $     0.61  $     0.53
                                    ==========  ==========  ==========  ==========
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